Exhibit 99.1

NEWS RELEASE

For further information, please contact Adele M. Skolits at 540-984-5161.

SHENANDOAH TELECOMMUNICATIONS COMPANY

REPORTS FIRST QUARTER 2009 RESULTS

EDINBURG, VA, (May 5, 2009) – Shenandoah Telecommunications Company (Shentel) (NASDAQ: SHEN) announced financial and operating results for the first quarter ended March 31, 2009.

First Quarter 2008 Highlights

Highlights for the quarter include:

•	Net income from continuing operations of $6.2 million, up 14% from first quarter 2008
•	A non-cash impairment charge of $17.5 million ($10.7 million after tax) related to the discontinued Converged Services operations
•	After the impairment charge, net loss of $4.1 million in comparison to net income of $4.8 million for the first quarter of 2008
•	Operating income of $12.1 million, up $2.5 million or 26% from the first quarter of 2008
•	Total revenues of $40.1 million, up $6.5 million or 19% from first quarter 2008
•	PCS net subscriber additions of 1,592 bringing the total retail wireless customers to 213,054 at March 31, 2009, up 10% from March 31, 2008
•	PCS customer churn of 2.15%, in comparison to the 1.98% for the first quarter of 2008

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•	EVDO high speed data services are now available to 87% of the population covered by our PCS network

President and CEO, Christopher E. French commented, “Our continuing operations delivered solid performance improvements in the first quarter of 2009, despite a difficult economic environment. Our excellent results include solid increases in revenues, operating income, and net income from continuing operations. Unfortunately, after reassessing the market conditions and our progress in selling our converged services operation, we concluded there was a significant decline in value of these assets. Accordingly, we recorded an after tax non-cash impairment charge of $10.7 million, resulting in a net loss for the quarter. Operationally, we continued to make outstanding progress with the integration of EVDO into our PCS network, improvements in PCS network coverage, and the upgrade of the cable networks we acquired in West Virginia and Alleghany County, Virginia."

Consolidated Results

For the quarter ended March 31, 2009, net income from continuing operations was $6.2 million compared to $5.5 million in first quarter 2008. The Company’s total revenues for first quarter 2009 were $40.1 million, compared to $33.6 million for the same quarter in 2008, an increase of 19%. First quarter operating expenses increased to $28.0 million in 2009 from $24.0 million in 2008. The increase in revenues is primarily a result of an increase in average PCS subscribers of 11%, increases in the average billing per PCS subscriber and the revenues of the newly acquired cable operations. The increase in operating expenses results from costs associated with the new cable operations, improving and expanding our PCS network and depreciation related to fiber optic network improvements. Operating income for the quarter was $12.1 million, an increase of $2.5 million from first quarter 2008.

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In September, the Company announced its plans to explore options for the sale of its Converged Services segment. The results of this segment have since been considered a discontinued operation. In connection with the preparation of the first quarter financial statements, based upon changes in the marketplace for this type of asset and further developments in the auction process for the sale of Converged Services, the Company has determined that the fair value of Converged Services has declined from earlier estimates. Accordingly, the Company has recorded an impairment of $17.5 million before taxes and $10.7 million after taxes which were allocated to the long-lived assets of this operation, including goodwill, intangibles and fixed assets. As a result of this impairment, this segment generated a net loss of $10.4 million for the quarter, in comparison to a net loss of $667 thousand for the first quarter of 2008.

The Company has restructured its business segment reporting to reflect changes in the Company’s internal management of its businesses in response to changes in the economic environment and other factors. It now has three reportable segments, which the Company operates and manages as strategic business units organized by lines of business: Wireless, Wireline and Cable TV.

The Wireless segment provides digital wireless service as a Sprint PCS Affiliate of Sprint Nextel, owns cell site towers built on leased land, and leases space on these towers to both affiliates and non-affiliated service providers. The Wireline segment provides regulated and unregulated voice services, dial-up and DSL internet access, long distance access services, and leases fiber optic facilities. The Cable TV segment provides cable television services.

In this quarter and in all future financial reporting, prior period comparative information will be restated to conform to the current structure.

May 5, 2009

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Wireless Segment Operating Results

The Company continued to experience growth in wireless as a Sprint PCS Affiliate of Sprint Nextel, although at a slower pace. Our wireless customer count was 213,054 at March 31, 2009, a 10% increase from March 31, 2008, while first quarter churn was 2.15%, compared to 1.98% in first quarter 2008.

Wireless segment operating income was $10.9 million in the 2009 first quarter, up $4.2 million or 64% from the corresponding 2008 period. Revenue increased $4.4 million, while operating expenses increased $168 thousand. The increase in revenue resulted from an 11% increase in average PCS customers and an increase in the average PCS rates billed per customer. The increase in operating expenses included an additional $1.6 million in costs to operate the PCS network related to adding cell sites and EVDO capabilities. The Company added eight additional cell sites and 26 EVDO sites during the quarter. The Company now has 237 EVDO sites covering 87% of covered POPs. The network costs increases were offset by a decrease of $1.7 million in the costs to upgrade handsets and process handset warranty and insurance claims.

Wireline Operating Results

Telephone line losses continued to be among the lowest in the industry. Telephone had 24,092 access lines at March 31, 2009, a decrease of 117 from December 31, 2008. Operating income of the wireline operations for first quarter 2009 was $3.3 million, a decrease of $0.8 million from the comparable 2008 period. Revenues are down by $0.3 million primarily as a result of facilities lease revenues which increased in the first quarter of 2008 due to a short term lease. Expenses increased by $0.6 million primarily as a result of additional depreciation expenses associated with enhancements to the network.

Cable TV Operating Results

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News Release

The Company had 25,244 cable customers at March 31, 2009, up approximately 17,000 from March 31, 2008, related to the purchase of assets and subscribers in West Virginia and Alleghany County, Virginia on December 1, 2008. Operating losses in the cable segment increased by $0.8 million to a loss of $0.9 million for the first quarter of 2009 over the same quarter in 2008. The acquisition resulted in an increase of revenues in the cable segment of $2.5 million and an increase in expenses of $3.3 million

Other Information

The Company’s first quarter 2009 capital expenditures were $9.1 million, up from $7.8 million in first quarter 2008. The increase in capital expenditures primarily resulted from upgrades to the acquired cable networks and spending to expand our PCS network coverage and footprint. The Company expects capital spending to remain elevated for the next several quarters with the ongoing upgrades of the acquired cable assets. Cash and cash equivalents as of March 31, 2009 were $18.7 million, up from $5.2 million at December 31, 2008. The Company retired $1.1 million of debt during the first quarter while borrowing $2 million, and at March 31, 2009, the debt/equity ratio was 0.26; and debt as a percent of total assets was 17%.

Teleconference Information:

Tuesday, May 5, 2009 4:00 P. M. (ET)

Domestic Dial in number: 1-877-718-5095

International Dial in number: 1-719-325-4822

Pass Code: 7467348

Webcast: www.shentel.com

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications

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equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

May 5, 2009

News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION (unaudited)

(In thousands)

Condensed Consolidated Balance Sheets	March 31, 2009	December 31, 2008

Cash and cash equivalents	$18,653	$5,240
Other current assets	40,370	67,181
Total investments	7,856	8,388

Property, plant and equipment	336,136	326,120
Less accumulated depreciation and amortization	157,542	150,499
Net property, plant and equipment	178,594	175,621

Other assets, net	9,312	9,551
Total assets	$254,785	$265,981

Current liabilities, exclusive of current maturities of long-term debt of $5,509 and $4,399, respectively	$17,896	$19,986
Long-term debt, including current maturities	42,274	41,359
Total other liabilities	30,590	37,028
Total shareholders’ equity	164,025	167,608
Total liabilities and shareholders’ equity	$254,785	$265,981

May 5, 2009

News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION (unaudited)

(In thousands, except per share amounts)

Condensed Consolidated Statements of Income

	Three months ended March 31,

	2009	2008

Revenues	$40,102	$33,587

Cost of goods and services	12,631	10,615
Selling, general and administrative	7,543	7,073
Depreciation	7,783	6,302
Operating expenses	27,957	23,990
Operating income	12,145	9,597

Interest expense	(531)	(334)
Other income (expense)	(460)	(244)
Income from continuing operations before income taxes	11,154	9,019
Income tax expense	4,920	3,560
Net income from continuing operations	6,234	5,459
Loss from discontinued operations, net of taxes	(10,369)	(667)
Net income (loss)	$(4,135)	$4,792

Basic and diluted income (loss) per share:
Net income from continuing operations	$0.26	$0.23
Loss from discontinued operations	(0.44)	(0.03)
Net income (loss)	$(0.18)	$0.20

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